Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                   Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Second Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - July 29, 2020 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $42.6 million, or $0.18 per diluted share, for the three months ended June 30, 2020 as compared to $39.5 million, or $0.17 per diluted share, for the three months ended March 31, 2020 and $46.6 million, or $0.18 per diluted share, for the three months ended June 30, 2019.

For the six months ended June 30, 2020, net income totaled $82.1 million, or $0.35 per diluted share, compared to $94.8 million, or $0.36 per diluted share, for the six months ended June 30, 2019.

Net income for the three and six months ended June 30, 2020 was impacted by a provision for credit losses of $33.3 million and $64.5 million, respectively. The primary driver of the increase in our provision for credit losses was the current and forecasted economic conditions that include the estimated impact of the COVID-19 pandemic.

The Company also announced today that its Board of Directors declared a cash dividend of $0.12 per share to be paid on August 25, 2020 for stockholders of record as of August 10, 2020.

Kevin Cummings, Chairman and CEO, commented, “Amidst continued economic uncertainty caused by the COVID-19 pandemic, the Company is working tirelessly to provide essential banking services both digitally and in a safe, physical environment. I am incredibly proud of the way our employees have been supporting our customers and communities during these unprecedented times. Earnings before income taxes and provision for credit losses were strong and increased by 8% for the quarter and 34% year-to-date.”

Mr. Cummings also commented, “We are encouraged by the decline in our deferred commercial loan balances from $3.58 billion or 23% of commercial loans reported in the first quarter to $2.20 billion or 14% of commercial loans as of July 22. We are optimistic that we will see continued improvement. In addition, our margin expanded two basis points quarter over quarter, despite an approximate 10 basis point drag from an elevated cash position driven by strong quarterly deposit inflows.”

Performance Highlights
•Earnings before income taxes and provision for credit losses were $92.1 million for the three months ended June 30, 2020, an increase of $6.7 million, or 7.9%, compared to the three months ended March 31, 2020 and an increase of $29.8 million, or 47.7%, compared to the three months ended June 30, 2019.
•Net interest margin increased two basis points to 2.73% for the three months ended June 30, 2020 compared to the three months ended March 31, 2020. Net interest margin was negatively impacted by an elevated cash position during the quarter.
•Cash and cash equivalents were $735.2 million at June 30, 2020 as compared to $672.0 million at March 31, 2020. Average cash and cash equivalents were $1.29 billion for the three months ended June 30, 2020 as compared to $368.0 million for the three months ended March 31, 2020. During the second quarter of 2020, the Company maintained a significantly higher cash and cash equivalents balance than during the first quarter of 2020 with the balance moderating at June 30, 2020 compared to the average balance during the quarter.
•The cost of interest-bearing deposits decreased 46 basis points to 0.93% for the three months ended June 30, 2020 compared to the three months ended March 31, 2020.
•Total deposits increased $1.30 billion, or 7.2%, to $19.49 billion at June 30, 2020 from $18.18 billion at March 31, 2020. Non-interest deposits increased $617.6 million, or 25.5%, during the three months ended June 30, 2020. The loan to deposit ratio declined from 117.1% at March 31, 2020 to 109.6% at June 30, 2020.
•Total loans increased $75.9 million, or 0.4%, to $21.36 billion at June 30, 2020 from $21.29 billion at March 31, 2020. Commercial and industrial loans increased $373.4 million, or 12.2%, during the three months ended June 30, 2020. At June 30, 2020, commercial and industrial loans included $328.5 million of loans originated through the Small Business Administration’s Paycheck Protection Program (“PPP”).
•As of July 22, 2020, of the $2.07 billion of commercial loans ending their COVID-19 related deferral period, $1.42 billion returned to current payment status. As of July 22, 2020, COVID-19 related commercial deferrals totaled $2.20 billion.
•Non-accrual loans were $126.8 million, or 0.59% of total loans, at June 30, 2020 as compared to $98.3 million, or 0.46% of total loans, at March 31, 2020 and $111.6 million, or 0.51% of total loans, at June 30, 2019.
•Total non-interest income was $10.1 million for the three months ended June 30, 2020, a decrease of $4.5 million compared to the three months ended March 31, 2020.

•Total non-interest expenses were $100.0 million for the three months ended June 30, 2020, a decrease of $2.5 million, or 2.5%, compared to the three months ended March 31, 2020. The efficiency ratio declined to 52.06% for the three months ended June 30, 2020 from 54.57% for the three months ended March 31, 2020. Included in non-interest expenses for the three months ended June 30, 2020 were $3.3 million of Gold Coast related acquisition expenses.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 9.36%, 13.06%, 13.06% and 14.31%, respectively, at June 30, 2020.
•The Company completed its acquisition of Gold Coast Bancorp, Inc. (“Gold Coast”) on April 3, 2020. Inclusive of purchase accounting adjustments, the Company acquired $535.3 million in total assets, $443.5 million in net loans and $489.9 million in total deposits. The acquisition resulted in the recognition of $12.0 million of goodwill, $2.5 million of a core deposit intangible and $3.3 million of acquisition-related expense during the three months ended June 30, 2020.

Financial Performance Overview
Second Quarter 2020 compared to First Quarter 2020
For the second quarter of 2020, net income totaled $42.6 million, an increase of $3.1 million as compared to $39.5 million for the first quarter of 2020. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $8.7 million, or 5.0%, as compared to the first quarter of 2020. Changes within interest income and expense categories were as follows:
•Interest expense decreased $18.6 million, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 40 basis points to 1.18% for the three months ended June 30, 2020. In addition, the average balance of total borrowed funds decreased $651.2 million, or 11.5%, to $5.03 billion for the three months ended June 30, 2020. These decreases were partially offset by an increase of $1.36 billion, or 8.9%, in the average balance of interest-bearing deposits to $16.70 billion for the three months ended June 30, 2020.
•Interest and dividend income decreased $9.9 million, or 3.9%, to $246.2 million as compared to the first quarter of 2020, primarily attributed to a 15 basis point decrease in the weighted average yield on net loans to 4.08%. The average balance of net loans increased $140.0 million, mainly as a result of loan originations, including $328.5 million of PPP loans, and $453.3 million of loans acquired from Gold Coast, partially offset by paydowns and payoffs.
•Prepayment penalties, which are included in interest income, totaled $8.1 million for the three months ended June 30, 2020 as compared to $7.6 million for the three months ended March 31, 2020.
Net interest margin increased two basis points to 2.73% for the three months ended June 30, 2020 compared to the three months ended March 31, 2020, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $10.1 million for the three months ended June 30, 2020, a decrease of $4.5 million, as compared to $14.7 million for the first quarter of 2020. The decrease in non-interest income was primarily due to a $4.7 million decrease in fees and service charge income which reflected a $2.6 million increase in the valuation allowance on our mortgage servicing asset as a result of the current environment as well as a reduction in fees due to lower transaction volumes.

Total non-interest expenses were $100.0 million for the three months ended June 30, 2020, a decrease of $2.5 million, or 2.5%, as compared to the first quarter of 2020. The change was primarily due to a decrease of $4.6 million in compensation and benefit expenses predominately due to a reduction in incentive compensation and benefit expense. Partially offsetting this decrease is an increase of $2.1 million in data processing and communication expense. Included in non-interest expenses for the three months ended June 30, 2020 were $3.3 million of Gold Coast acquisition-related expenses.
Income tax expense was $16.2 million for the three months ended June 30, 2020 and $14.6 million for the three months ended March 31, 2020. The effective tax rate was 27.6% for the three months ended June 30, 2020 and 27.0% for the three months ended March 31, 2020.

Second Quarter 2020 compared to Second Quarter 2019
For the second quarter of 2020, net income totaled $42.6 million, a decrease of $4.0 million as compared to $46.6 million in the second quarter of 2019. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, second quarter of 2020 net interest income increased by $22.8 million, or 14.3%, as compared to the second quarter of 2019 due to:
•Interest expense decreased $35.7 million, or 35.7%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 73 basis points to 1.18% for the three months ended June 30, 2020. In addition, the average balance of total borrowed funds decreased $677.1 million, or 11.9%, to $5.03 billion, while the average balance of interest-bearing deposits increased $1.47 billion, or 9.7%, to $16.70 billion for the three months ended June 30, 2020.
•Interest and dividend income decreased $12.9 million, or 5.0%, to $246.2 million, primarily attributed to the weighted average yield on net loans, which decreased 13 basis points to 4.08%. The average balance of net loans decreased $242.0 million, mainly as a result of paydowns and payoffs, partially offset by loan originations, including $328.5 million of PPP loans, and $453.3 million of loans acquired from Gold Coast.
•Prepayment penalties, which are included in interest income, totaled $8.1 million for the three months ended June 30, 2020 as compared to $2.6 million for the three months ended June 30, 2019.
Net interest margin increased 26 basis points year over year to 2.73% for the three months ended June 30, 2020 from 2.47% for the three months ended June 30, 2019, driven primarily by the lower cost of interest-bearing liabilities and an increase in prepayment penalties, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $10.1 million for the three months ended June 30, 2020, an increase of $3.2 million year over year. This increase was primarily due to a $5.7 million loss on the sale of securities during the second quarter of 2019. In addition, gain on loans increased $2.5 million due to a higher volume of mortgage banking loan sales to third parties. These increases were partially offset by a decrease of $4.3 million in fees and service charge income which reflected a $2.6 million increase in the valuation allowance on our mortgage servicing asset as a result of the current environment as well as a reduction in fees due to lower transaction volumes.
Total non-interest expenses were $100.0 million for the three months ended June 30, 2020, a decrease of $3.8 million, or 3.6%, year over year. The decrease was due to a decrease of $4.1 million in compensation and benefit expense, a $2.1 million decrease in other non-interest expense and a decrease of $2.1 million in advertising and promotional expense. Partially offsetting these decreases are an increase of $2.3 million in data processing and communication expense and an increase of $1.0 million in occupancy expense.

Included in non-interest expenses for the three months ended June 30, 2020 were $3.3 million of Gold Coast acquisition-related expenses.
Income tax expense was $16.2 million for the three months ended June 30, 2020 and $18.7 million for the three months ended June 30, 2019. The effective tax rate was 27.6% for the three months ended June 30, 2020 and 28.6% for the three months ended June 30, 2019.

Six Months Ended June 30, 2020 compared to Six Months Ended June 30, 2019
Net income decreased by $12.7 million year over year to $82.1 million for the six months ended June 30, 2020. The change in net income year over year is the result of the following:
Net interest income increased by $33.4 million as compared to the six months ended June 30, 2019 due to:
•Interest expense decreased by $46.4 million, or 24.0%, to $147.0 million for the six months ended June 30, 2020, as compared to $193.4 million for the six months ended June 30, 2019, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 48 basis points to 1.38% for the six months ended June 30, 2020. In addition, the average balance of total borrowed funds decreased $114.0 million, or 2.1%, to $5.36 billion for the six months ended June 30, 2020, while the average balance of interest-bearing deposits increased $705.3 million, or 4.6%, to $16.02 billion.
•Total interest and dividend income decreased by $13.0 million, or 2.5%, to $502.3 million for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, primarily attributed to the weighted average yield on net loans, which decreased 5 basis points to 4.15% primarily driven by lower average yields on new loan origination volume, partially offset by an increase in prepayment penalties. The average balance of net loans decreased $234.3 million, mainly from paydowns and payoffs, partially offset by loan originations, including $328.5 million of PPP loans, and $453.3 million of loans acquired from Gold Coast.
•Prepayment penalties, which are included in interest income, totaled $15.8 million for the six months ended June 30, 2020, as compared to $6.3 million for the six months ended June 30, 2019.
Net interest margin increased 21 basis points to 2.72% for the six months ended June 30, 2020 from 2.51% for the six months ended June 30, 2019, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $24.8 million for the six months ended June 30, 2020, an increase of $6.6 million as compared to the six months ended June 30, 2019. The increase was primarily due to a $5.7 million loss on the sale of securities during the second quarter of 2019. In addition, gain on loans increased $4.0 million due to a higher volume of mortgage banking loan sales to third parties. Partially offsetting these increases, fee and service charge income decreased $3.6 million which reflected a $2.6 million increase in the valuation allowance on our mortgage servicing asset as a result of the current environment as well as a reduction in fees due to lower transaction volumes.
Total non-interest expenses were $202.6 million for the six months ended June 30, 2020, a decrease of $4.6 million, or 2.2%, as compared to the six months ended June 30, 2019. This decrease was due to a decrease of $4.7 million in compensation and fringe benefit expense, a decrease of $3.3 million in advertising and promotional expense and a decrease of $2.8 million in other non-interest expense. These decreases were partially offset by an increase of $2.1 million in data processing and communication expense, an increase of $1.9 million in professional fees and an increase of $1.2 million in federal insurance premiums. Included in non-interest expenses for the six months ended June 30, 2020 were $3.6 million of Gold Coast acquisition-related expenses.

Income tax expense was $30.9 million for the six months ended June 30, 2020 compared to $38.0 million for the six months ended June 30, 2019. The effective tax rate was 27.3% for the six months ended June 30, 2020 and 28.6% for the six months ended June 30, 2019.

Asset Quality
On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. CECL replaces the incurred loss methodology and therefore, the allowance and provision for credit losses is based upon estimated expected credit losses rather than incurred losses. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $8.5 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.7 million, comprised of $12.7 million and $2.6 million, respectively, for unfunded commitments and held-to-maturity debt securities, partially offset by a decrease of $3.6 million for loans.
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments, including the inherent credit risk in these financial instruments, the growth and composition of our portfolios of these financial instruments, and the level of charge-offs. At June 30, 2020, our allowance for credit losses and related quarterly provision were significantly affected by the impact of COVID-19 on the current and forecasted economic conditions. For the three months ended June 30, 2020, our provision for credit losses was $33.3 million, compared to $31.2 million for the three months ended March 31, 2020 and a negative provision of $3.0 million for the three months ended June 30, 2019. For the three months ended June 30, 2020, net charge-offs were $4.1 million compared to net charge-offs of $8.0 million for the three months ended March 31, 2020 and net recoveries of $220,000 for the three months ended June 30, 2019. Our provision was $64.5 million for the six months ended June 30, 2020 and we recorded no provision for the six months ended June 30, 2019. For the six months ended June 30, 2020, net charge-offs were $12.1 million compared to $3.9 million for the six months ended June 30, 2019.
Total non-accrual loans were $126.8 million, or 0.59% of total loans, at June 30, 2020 compared to $98.3 million, or 0.46% of total loans, at March 31, 2020 and $95.2 million, or 0.44% of total loans, at December 31, 2019. We continue to proactively and diligently work to resolve our troubled loans.
At June 30, 2020, there were $36.2 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $25.9 million were residential and consumer loans, $6.7 million were commercial and industrial loans and $3.6 million were commercial real estate loans. TDRs of $12.2 million were classified as accruing and $24.0 million were classified as non-accrual at June 30, 2020.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	79	$19.9	106	$24.6	111	$23.4	89	$17.6	104	$20.9
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	9	24.6	10	57.9	5	45.6	9	16.0	7	12.0
Commercial real estate	9	10.6	6	23.5	9	6.8	7	17.8	5	26.6
Commercial and industrial	13	7.5	21	5.3	16	7.8	9	5.9	5	1.1
Total 30 to 59 days past due	110	62.6	143	111.3	141	83.6	114	57.3	121	60.6
60 to 89 days past due:
Residential and consumer	30	7.5	32	7.5	33	6.5	46	11.6	30	5.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	5	19.1	—	—	1	1.9	2	3.5	2	17.2
Commercial real estate	8	3.3	—	—	—	—	3	3.2	4	6.9
Commercial and industrial	5	1.2	4	5.2	6	2.0	5	4.7	4	4.1
Total 60 to 89 days past due	48	31.1	36	12.7	40	10.4	56	23.0	40	33.7
Total accruing past due loans	158	$93.7	179	$124.0	181	$94.0	170	$80.3	161	$94.3
Non-accrual:
Residential and consumer	255	$50.6	254	$46.5	255	$47.4	261	$48.2	275	$51.2
Construction	—	—	—	—	—	—	—	—	1	0.2
Multi-family	14	48.3	9	23.4	8	23.3	6	19.6	14	34.1
Commercial real estate	22	12.3	21	11.4	22	12.0	30	12.3	27	8.1
Commercial and industrial	29	15.6	22	17.0	18	12.5	16	12.0	13	18.0
Total non-accrual loans	320	$126.8	306	$98.3	303	$95.2	313	$92.1	330	$111.6
Accruing troubled debt restructured loans	52	$12.2	55	$12.8	57	$13.1	58	$12.5	56	$12.2
Non-accrual loans to total loans		0.59%		0.46%		0.44%		0.42%		0.51%
Allowance for loan losses as a percent of non-accrual loans		215.48%		247.54%		239.66%		247.62%		207.83%
Allowance for loan losses as a percent of total loans		1.28%		1.14%		1.05%		1.05%		1.05%

Balance Sheet Summary

Total assets increased $495.4 million, or 1.9%, to $27.19 billion at June 30, 2020 from December 31, 2019. Cash and cash equivalents increased $560.3 million to $735.2 million at June 30, 2020 as a result of management’s focus on strong liquidity in light of the COVID-19 pandemic. Securities increased $240.9 million, or 6.3%, to $4.09 billion at June 30, 2020. Net loans decreased $397.4 million, or 1.9%, to $21.08 billion at June 30, 2020.

The detail of the loan portfolio is below:

	June 30, 2020	March 31, 2020	December 31, 2019
	(In thousands)
Commercial Loans:
Multi-family loans	$7,377,929	7,619,676	7,813,236
Commercial real estate loans	4,873,353	4,682,009	4,831,347
Commercial and industrial loans	3,428,916	3,055,501	2,951,306
Construction loans	304,460	274,588	262,866
Total commercial loans	15,984,658	15,631,774	15,858,755
Residential mortgage loans	4,702,957	4,955,755	5,144,718
Consumer and other	674,392	698,580	699,796
Total Loans	21,362,007	21,286,109	21,703,269
Deferred fees, premiums and other, net	(10,044)	7,275	907
Allowance for loan losses	(273,319)	(243,288)	(228,120)
Net loans	$21,078,644	21,050,096	21,476,056

During the six months ended June 30, 2020, we originated $651.7 million in commercial and industrial loans (including $328.5 million of PPP loans), $382.9 million in multi-family loans, $275.8 million in residential loans, $203.6 million in commercial real estate loans, $43.6 million in consumer and other loans and $34.0 million in construction loans. Our originations reflect our continued focus on diversifying our loan portfolio. In addition, we acquired $453.3 million of loans from Gold Coast. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $280.2 million during the six months ended June 30, 2020. As of June 30, 2020, loans held for sale were $39.8 million.

The allowance for loan losses increased by $45.2 million to $273.3 million at June 30, 2020 from $228.1 million at December 31, 2019. The increase of $45.2 million reflects a decrease of $3.6 million upon CECL adoption, a decrease of $12.1 million resulting from net charge-offs, an increase of $4.2 million from acquired loans accounted for as PCD loans and an increase of $56.7 million from the provision for credit losses related to our loan portfolio. Our allowance for loan losses was significantly affected by the impact of COVID-19 on current and forecasted economic conditions. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At June 30, 2020, our allowance for loan losses as a percent of total loans was 1.28%, an increase from 1.05% at December 31, 2019 which was driven by the factors noted above.

Securities increased by $240.9 million, or 6.3%, to $4.09 billion at June 30, 2020 from $3.85 billion at December 31, 2019. This increase was primarily a result of purchases, partially offset by paydowns. At June 30, 2020, our allowance for credit losses on held-to-maturity debt securities was $3.2 million.

Deposits increased by $1.63 billion, or 9.1%, to $19.49 billion at June 30, 2020 from $17.86 billion at December 31, 2019 primarily driven by increases in checking, money market and time deposits. Checking accounts increased $907.6 million to $8.89 billion at June 30, 2020 from $7.99 billion at December 31, 2019. Core deposits (savings, checking and money market) represented approximately 78% of our total deposit portfolio at June 30, 2020 compared to 78% at December 31, 2019.

Borrowed funds decreased by $1.20 billion, or 20.5%, to $4.63 billion at June 30, 2020 from $5.83 billion at December 31, 2019 primarily driven by the increase in deposits. The decrease includes the early extinguishment of $200 million of borrowings during the second quarter of 2020.

Other liabilities increased by $60.1 million, or 73.4%, to $141.9 million at June 30, 2020 from $81.8 million at December 31, 2019 primarily driven by increases in income taxes payable and our allowance for credit losses on unfunded commitments. At June 30, 2020, our allowance for credit losses on unfunded commitments was $20.2 million.

Stockholders’ equity increased by $1.0 million to $2.62 billion at June 30, 2020 from $2.62 billion at December 31, 2019, primarily attributed to net income of $82.1 million, common stock issued to finance the Gold Coast acquisition of $20.9 million and share-based plan activity of $10.1 million for the six months ended June 30, 2020. These increases were partially offset by other comprehensive loss of $40.6 million and cash dividends of $0.24 per share totaling $59.7 million during the six months ended June 30, 2020. In addition, stockholders’ equity decreased by $8.5 million on January 1, 2020 in connection with the adoption of CECL. The Bank remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 13.06% at June 30, 2020.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of June 30, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 154 branches located throughout New Jersey and New York.

Earnings Conference Call July 30, 2020 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call on Thursday, July 30, 2020 at 11:00 a.m. (ET). The toll-free dial-in number is: (866) 218-2404. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event.

Conference Call Pre-registration link: http://dpregister.com/10145821

A telephone replay will be available beginning on July 30, 2020 from 1:00 p.m. (ET) through 9:00 a.m. (ET) on October 30, 2020. The replay number is (877) 344-7529, password 10145821. The conference call will also be simultaneously webcast on the Company’s website www.investorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	June 30, 2020	March 31, 2020	December 31, 2019
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$735,234	672,020	174,915
Equity securities	6,190	6,140	6,039
Debt securities available-for-sale, at estimated fair value	2,886,567	2,575,446	2,695,390
Debt securities held-to-maturity, net (estimated fair value of $1,262,808, $1,169,054 and $1,190,104 at June 30, 2020, March 31, 2020 and December 31, 2019, respectively)	1,198,401	1,111,525	1,148,815
Loans receivable, net	21,078,644	21,050,096	21,476,056
Loans held-for-sale	39,767	36,311	29,797
Federal Home Loan Bank stock	229,829	269,127	267,219
Accrued interest receivable	81,609	78,451	79,313
Other real estate owned and other repossessed assets	9,094	9,551	13,538
Office properties and equipment, net	165,609	167,200	169,614
Operating lease right-of-use assets	172,432	170,549	175,143
Net deferred tax asset	106,885	83,992	64,220
Bank owned life insurance	221,509	219,913	218,517
Goodwill and intangible assets	109,178	97,635	97,869
Other assets	153,200	129,588	82,321
Total assets	$27,194,148	26,677,544	26,698,766
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$19,487,302	18,184,626	17,860,338
Borrowed funds	4,632,016	5,466,663	5,827,111
Advance payments by borrowers for taxes and insurance	125,472	149,561	121,719
Operating lease liabilities	184,572	181,917	185,827
Other liabilities	141,886	100,019	81,821
Total liabilities	24,571,248	24,082,786	24,076,816
Stockholders’ equity	2,622,900	2,594,758	2,621,950
Total liabilities and stockholders’ equity	$27,194,148	26,677,544	26,698,766

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$217,733	224,529	227,462	442,262	452,352
Securities:
GSE obligations	310	306	267	616	533
Mortgage-backed securities	20,572	22,584	23,883	43,156	47,513
Equity	32	33	35	65	72
Municipal bonds and other debt	3,276	3,375	2,734	6,651	5,256
Interest-bearing deposits	294	840	609	1,134	1,144
Federal Home Loan Bank stock	3,997	4,432	4,078	8,429	8,415
Total interest and dividend income	246,214	256,099	259,068	502,313	515,285
Interest expense:
Deposits	38,991	53,179	67,828	92,170	133,250
Borrowed funds	25,236	29,637	32,072	54,873	60,189
Total interest expense	64,227	82,816	99,900	147,043	193,439
Net interest income	181,987	173,283	159,168	355,270	321,846
Provision for credit losses	33,278	31,226	(3,000)	64,504	—
Net interest income after provision for credit losses	148,709	142,057	162,168	290,766	321,846
Non-interest income:
Fees and service charges	1,376	6,026	5,654	7,402	10,989
Income on bank owned life insurance	1,596	1,396	1,540	2,992	3,117
Gain on loans, net	3,557	1,846	1,015	5,403	1,448
Gain (loss) on securities, net	55	202	(5,617)	257	(5,553)
(Loss) gain on sales of other real estate owned, net	(89)	740	281	651	505
Other income	3,645	4,450	4,108	8,095	7,669
Total non-interest income	10,140	14,660	6,981	24,800	18,175
Non-interest expense:
Compensation and fringe benefits	55,791	60,392	59,854	116,183	120,852
Advertising and promotional expense	2,199	2,363	4,282	4,562	7,894
Office occupancy and equipment expense	16,470	15,951	15,423	32,421	31,594
Federal insurance premiums	3,400	4,401	3,300	7,801	6,600
General and administrative	593	534	692	1,127	1,176
Professional fees	4,306	3,983	3,461	8,289	6,401
Data processing and communication	9,908	7,792	7,642	17,700	15,641
Other operating expenses	7,353	7,142	9,150	14,495	17,055
Total non-interest expenses	100,020	102,558	103,804	202,578	207,213
Income before income tax expense	58,829	54,159	65,345	112,988	132,808
Income tax expense	16,218	14,647	18,721	30,865	38,026
Net income	$42,611	39,512	46,624	82,123	94,782
Basic earnings per share	$0.18	0.17	0.18	0.35	0.36
Diluted earnings per share	$0.18	0.17	0.18	0.35	0.36

Basic weighted average shares outstanding	236,248,296	233,262,860	263,035,892	234,755,591	265,337,191
Diluted weighted average shares outstanding	236,382,103	233,632,841	263,477,477	234,927,420	265,831,421

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$1,292,904	294	0.09%	$368,027	840	0.91%	$179,572	609	1.36%
Equity securities	6,166	32	2.08%	6,090	33	2.17%	5,902	35	2.37%
Debt securities available-for-sale	2,631,028	15,627	2.38%	2,581,874	17,271	2.68%	2,244,900	16,218	2.89%
Debt securities held-to-maturity	1,145,553	8,531	2.98%	1,128,119	8,994	3.19%	1,480,400	10,666	2.88%
Net loans	21,367,323	217,733	4.08%	21,227,295	224,529	4.23%	21,609,361	227,462	4.21%
Federal Home Loan Bank stock	247,971	3,997	6.45%	271,043	4,432	6.54%	281,548	4,078	5.79%
Total interest-earning assets	26,690,945	246,214	3.69%	25,582,448	256,099	4.00%	25,801,683	259,068	4.02%
Non-interest earning assets	1,125,776			956,423			956,909
Total assets	$27,816,721			$26,538,871			$26,758,592

Interest-bearing liabilities:
Savings	$2,051,599	2,907	0.57%	$2,033,761	3,908	0.77%	$1,901,506	3,809	0.80%
Interest-bearing checking	5,891,587	8,873	0.60%	5,565,365	16,660	1.20%	4,867,288	22,119	1.82%
Money market accounts	4,345,850	9,880	0.91%	3,819,098	14,224	1.49%	3,691,258	15,815	1.71%
Certificates of deposit	4,406,310	17,331	1.57%	3,918,133	18,387	1.88%	4,763,516	26,085	2.19%
Total interest-bearing deposits	16,695,346	38,991	0.93%	15,336,357	53,179	1.39%	15,223,568	67,828	1.78%
Borrowed funds	5,030,118	25,236	2.01%	5,681,344	29,637	2.09%	5,707,174	32,072	2.25%
Total interest-bearing liabilities	21,725,464	64,227	1.18%	21,017,701	82,816	1.58%	20,930,742	99,900	1.91%
Non-interest-bearing liabilities	3,458,409			2,889,098			2,883,230
Total liabilities	25,183,873			23,906,799			23,813,972
Stockholders’ equity	2,632,848			2,632,072			2,944,620
Total liabilities and stockholders’ equity	$27,816,721			$26,538,871			$26,758,592

Net interest income		$181,987			$173,283			$159,168

Net interest rate spread			2.51%			2.42%			2.11%

Net interest earning assets	$4,965,481			$4,564,747			$4,870,941

Net interest margin			2.73%			2.71%			2.47%

Ratio of interest-earning assets to total interest-bearing liabilities	1.23	X		1.22	X		1.23	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Six Months Ended
	June 30, 2020			June 30, 2019
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$830,466	1,134	0.27%	$177,438	1,144	1.29%
Equity securities	6,128	65	2.12%	5,857	72	2.46%
Debt securities available-for-sale	2,606,451	32,898	2.52%	2,178,734	31,634	2.90%
Debt securities held-to-maturity	1,136,836	17,525	3.08%	1,506,437	21,668	2.88%
Net loans	21,297,309	442,262	4.15%	21,531,574	452,352	4.20%
Federal Home Loan Bank stock	259,507	8,429	6.50%	271,104	8,415	6.21%
Total interest-earning assets	26,136,697	502,313	3.84%	25,671,144	515,285	4.01%
Non-interest earning assets	1,041,099			949,756
Total assets	$27,177,796			$26,620,900

Interest-bearing liabilities:
Savings	$2,042,680	6,815	0.67%	$1,970,330	8,179	0.83%
Interest-bearing checking	5,728,476	25,533	0.89%	4,920,950	44,201	1.80%
Money market accounts	4,082,474	24,104	1.18%	3,661,150	30,061	1.64%
Certificates of deposit	4,162,221	35,718	1.72%	4,758,138	50,809	2.14%
Total interest bearing deposits	16,015,851	92,170	1.15%	15,310,568	133,250	1.74%
Borrowed funds	5,355,731	54,873	2.05%	5,469,737	60,189	2.20%
Total interest-bearing liabilities	21,371,582	147,043	1.38%	20,780,305	193,439	1.86%
Non-interest-bearing liabilities	3,173,754			2,875,741
Total liabilities	24,545,336			23,656,046
Stockholders’ equity	2,632,460			2,964,854
Total liabilities and stockholders’ equity	$27,177,796			$26,620,900

Net interest income		$355,270			$321,846

Net interest rate spread			2.46%			2.15%

Net interest earning assets	$4,765,115			$4,890,839

Net interest margin			2.72%			2.51%

Ratio of interest-earning assets to total interest-bearing liabilities	1.22	X		1.24	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Return on average assets	0.61%	0.60%	0.70%	0.60%	0.71%
Return on average equity	6.47%	6.00%	6.33%	6.24%	6.39%
Return on average tangible equity	6.76%	6.24%	6.55%	6.50%	6.61%
Interest rate spread	2.51%	2.42%	2.11%	2.46%	2.15%
Net interest margin	2.73%	2.71%	2.47%	2.72%	2.51%
Efficiency ratio	52.06%	54.57%	62.48%	53.30%	60.94%
Non-interest expense to average total assets	1.44%	1.55%	1.55%	1.49%	1.56%
Average interest-earning assets to average interest-bearing liabilities	1.23	1.22	1.23	1.22	1.24

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		June 30, 2020	March 31, 2020	December 31, 2019
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.54%	0.45%	0.46%
Non-performing loans as a percent of total loans		0.65%	0.52%	0.50%
Allowance for loan losses as a percent of non-accrual loans		215.48%	247.54%	239.66%
Allowance for loan losses as a percent of total loans		1.28%	1.14%	1.05%
Allowance for credit losses as a percent of total loans (1)		1.37%	1.22%	1.05%

Capital Ratios:
Tier 1 Leverage Ratio (2)		9.36%	9.72%	9.53%
Common equity tier 1 risk-based (2)		13.06%	13.05%	12.78%
Tier 1 Risk-Based Capital (2)		13.06%	13.05%	12.78%
Total Risk-Based Capital (2)		14.31%	14.30%	13.92%
Equity to total assets (period end)		9.65%	9.73%	9.82%
Average equity to average assets		9.46%	9.92%	10.82%
Tangible capital to tangible assets (3)		9.28%	9.39%	9.49%
Book value per common share (3)		$10.98	$10.99	$11.11
Tangible book value per common share (3)		$10.53	$10.57	$10.69

Other Data:
Number of full service offices		154	147	147
Full time equivalent employees		1,808	1,740	1,761

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of June 30, 2020 and March 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	June 30, 2020	March 31, 2020	December 31, 2019

Total stockholders’ equity	$2,622,900	2,594,758	2,621,950
Goodwill and intangible assets	109,178	97,635	97,869
Tangible stockholders’ equity	$2,513,722	2,497,123	2,524,081

Book Value per Share Computation
Common stock issued	361,869,872	359,070,852	359,070,852
Treasury shares	(111,961,365)	(111,666,388)	(111,630,950)
Shares outstanding	249,908,507	247,404,464	247,439,902
Unallocated ESOP shares	(11,131,902)	(11,250,327)	(11,368,750)
Book value shares	238,776,605	236,154,137	236,071,152

Book Value per Share	$10.98	$10.99	$11.11
Tangible Book Value per Share	$10.53	$10.57	$10.69

Total assets	$27,194,148	26,677,544	26,698,766
Goodwill and intangible assets	109,178	97,635	97,869
Tangible assets	$27,084,970	26,579,909	26,600,897

Tangible capital to tangible assets	9.28%	9.39%	9.49%